UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

 June 1, 2012 (June 1, 2012)

KEATING CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	814-00778	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5251 DTC Parkway, Suite 1100 Greenwood Village, CO 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

On May 18, 2012, Keating Capital, Inc. (the “Company”) held its 2012 Annual Meeting of Stockholders and approved the first and second proposals described in the Proxy Statement.  The 2012 Annual Meeting was then adjourned to permit additional time to solicit stockholder votes for the third proposal described in the Proxy Statement.  At the adjournment of the 2012 Annual Meeting held on June 1, 2012 at 9:00 a.m. at the Company’s headquarters, the third proposal was approved by the Company’s stockholders.   A total of 9,283,781 shares of common stock were entitled to vote at the 2012 Annual Meeting.

The final voting results for the third proposal approved at the 2012 Annual Meeting were as follows:

Third Proposal - The Company’s stockholders approved the proposal to authorize the Company, with approval of its Board of Directors, to sell or otherwise issue up to 50% of the Company’s outstanding common stock at a net price below the Company’s net asset value per share at the time of such issuance. The tabulation of votes was:

	FOR	AGAINST	ABSTAIN

All Stockholders	4,897,772	2,752,948	228,423
% of Shares Outstanding	52.76%	29.65%	2.46%

Excluding Affiliates	4,752,572	2,752,948	228,423
% of Shares Outstanding	52.00%	30.12%	2.50%

Broker non-votes of 2,014,865 shares for this third proposal were considered votes against the third proposal.

This authorization will expire on the earlier of June 1, 2013 or the date of our 2013 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 1, 2012	KEATING CAPITAL, INC.

		By:	/s/ Timothy J. Keating
Timothy J. Keating
President and Chief Executive Officer